Exhibit 10.19

**

June 2, 2009

Mr. Kevin Herrmann

Ballantyne of Omaha, Inc.
4350 McKinley St.

Omaha, NE 68112

Dear Mr. Herrmann,

Re: Offer to Purchase and Release Letter

Please accept this letter as a follow up to discussions held concerning your holdings of the variable rate preferred securities listed on the Exhibit to this letter (the “Securities”). ** offers to purchase for cash, upon your acceptance of the following terms and conditions (the “Offer”), the Securities at a price equal to the par amount of such Securities (as set forth on the attached Exhibit) plus accrued interest to the date of purchase (the “Purchase Date”).

We may revoke this Offer at any time on 30 days written notice to you. Unless extended or revoked sooner, this Offer will expire at the close of business on December 31, 2009.

Prior to accepting our Offer, you must read the following letter carefully. If you decide to sell the Securities on the terms and conditions set forth herein, please sign the attached copy of this letter and return it to me.

By signing this letter and accepting payment for the Securities, you acknowledge and agree to all of the following terms:

1.              This Offer is made to you personally and may not be assigned or transferred to any other person or entity. No other person or entity may take advantage of this Offer.

2.              You are not aware of any program or offer by the issuer or the managing underwriter of the Securities to repurchase such Securities at par, plus accrued interest. If a reasonably acceptable repurchase program or offer (which will close within 30 days) is announced before we purchase the Securities on the Purchase Date, you agree to notify us of such program or offer and to sell your Securities pursuant to such program or offer rather than our Offer.

3.              You agree to sell all of your right, title and interest in and to the Securities to us, and you represent that no other person or party has any interest in or claim against the Securities of any kind. You will sign any other document which we deem necessary to complete this transaction, whether prior to, on or after the Purchase Date.

4.              You will not disclose the existence of our Offer or the terms thereof, including this letter, other than to your attorneys and accountants, except as required by law. You will provide prompt notice of such potential disclosure to ** so that an appropriate protective order may be sought and/or a waiver of compliance with the provisions of this Agreement may be granted. We suggest you consult with a professional adviser about this Offer including your attorneys or accountants. Your adviser must agree not to disclose any of the terms of this Offer.

5.              At the time you purchased the Securities, you had such knowledge and experience in financial and business matters that you were capable of evaluating the merits and risks of the prospective purchase of the Securities. To the extent you deemed necessary, you obtained your own personal professional advice with respect to the risks inherent in the investment in the Securities and the suitability of the investment in the Securities in light of your financial condition and investment needs. You believed that the investment in the Securities was suitable for you based upon your investment objectives and financial needs, and you had adequate means of providing for your current financial needs and personal contingencies and had no need for liquidity of investment with respect to the Securities.

6.              Both at the time you purchased the Securities and at present, you were and continue to be a bank, registered investment company, insurance company or other “accredited investor” as defined in Rule 501 of Regulation D of the United States Securities and Exchange Commission. You were and continue to be duly and validly organized under the Jaws of your jurisdiction of incorporation or organization, or you were and continue to be a natural person, and you could and continue to be able to bear the economic risk of the purchase and sale of the Securities.

7.              You continue to have such knowledge and experience in business and financial matters, including the analysis of a participation in the sale of investments similar to the Securities, as to be capable of evaluating the merits and risks of a sale of the Securities.

8.              ** was neither the issuer nor managing underwriter of the Securities and had no involvement in or responsibility for the original offering of the Securities, including but not limited to the preparation of any offering materials relating to the issuance and sale of the Securities.

9.              Effective upon the closing of the sale of the Securities to **, you release ** and ** their parents, subsidiaries and affiliates, and their respective officers, directors and employees (the “Released Parties”) of and from any and all manner of claims, obligations, liabilities, whether foreseen or unforeseen, matured or unmatured, known or unknown, accrued or unaccrued, past, present or future, which you may have against the Released Parties directly or indirectly arising out of or related to your purchase, ownership and/or sale of the Securities (“Claims”). You represent that you have not transferred or assigned your Claims to any third party.

10.        This Offer, including this letter and any other communication from us, does not constitute an admission of liability on our part of any kind with respect to your purchase and/or sale of the Securities. We specifically deny and disclaim any liability arising out of or related to the Securities.

11.        You may sell only a portion of the Securities you own. If you choose to sell only a part of your Securities, this Offer shall remain open for your remaining Securities, unless we withdraw the Offer as described above. The release of your rights in paragraph 9, however, will apply to all of the Securities you own, even if you only sell a portion of the Securities.

In order to accept this Offer, you must sign this letter, unchanged and unaltered and returning it to me at this address:

**

**

**

**

Once we receive the signed copy of this letter, we will notify you if we need you to sign any additional documents. After we receive all of the necessary documents, we will notify you that we are prepared to purchase your Securities on the Purchase Date set forth in such notice, which will be a date not later than three business days following the date of such notice. Said notice to be issued upon receipt of all of the necessary documents not later than June 2, 2009. On the Purchase Date, we will deposit monies in your designated account in exchange for your tender of the Securities.

We look forward to the return of the signed copy by you. Should you have any questions please feel free to contact me.

Sincerely,

**
Senior Vice President & Treasurer

Signature:	/s/ John P. Wilmers

Name:	John P. Wilmers

Title:	President & CEO

Company Name:	Ballantyne of OMAHA

Date:	June 2, 2009

Exhibit:
Client Holdings Report